FORM OF
STOCK TRANSFER AGREEMENT
(WILLIAMS PURCHASER - _________________)

THIS STOCK TRANSFER AGREEMENT (this “Agreement”) is made and entered into effective as of January 23, 2013 (the “Effective Date”) by and among PREFERRED APARTMENT COMMUNITIES OPERATING PARTNERSHIP, L.P., (“Transferee”), WILLIAMS MULTIFAMILY ACQUISITION FUND, LP, a Delaware limited partnership (the “Transferor”) and WILLIAMS MULTIFAMILY ACQUISITION FUND GP, LLC, a Delaware limited liability company (the “General Partner”).
WITNESSETH:
WHEREAS, the Transferor currently owns 100 shares of Common Stock of ________________ REIT Inc. (the “Company”) (such shares, the “Shares”);
WHEREAS, the Company is the sole member of _____________, LLC (the “LLC Component Entity”);
WHEREAS, the Transferor, the General Partner, Williams Multifamily Acquisition Venture, LLC, a Georgia limited liability company, Williams Realty Advisors, LLC, a Delaware limited liability company, and OREC (Williams) Holdings, Inc., a corporation formed under the laws of the Province of Ontario, Canada (“Oxford”), entered into a Liquidation Agreement dated as of January 18, 2013 (as amended or modified, the “Liquidation Agreement”);
WHEREAS, Transferee has been designated as the Williams Purchaser under the Liquidation Agreement; and
WHEREAS, the Liquidation Agreement contemplates the transfer of the Shares to Transferee pursuant to this Agreement;
NOW, THEREFORE, for and in consideration of the premises, covenants, agreements, representations and warranties set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement agree as follows:
1.Transfer. Transferor hereby transfers to Transferee, and Transferee hereby purchases from Transferor, the Shares (the “Transfer”) as of the Effective Date.
2.Transfer Price. The transfer price for the Shares shall be determined, adjusted and paid pursuant to terms of the Liquidation Agreement.
3.Transferor’s Representations and Warranties. In order to induce Transferee to accept the Shares, Transferor hereby represents and warrants to Transferee, in each case as of the Effective Date or such other date as is expressly set forth below, as follows:

(a)	The Transferor is a limited partnership duly established and validly existing under the laws of the State of Delaware and possesses all requisite legal authority to consummate the transactions hereunder. This Agreement and the Liquidation Agreement have been executed on its behalf by its duly authorized representative and constitute the valid and legally binding obligations of the Transferor, enforceable against the Transferor in accordance with their respective terms.

(b)	The Transferor has obtained approval to sell, and otherwise has the authority to sell, the Shares.

(c)	The Shares constitute all of the stock of the Company other than the stock held by the so-called preferred accommodation shareholders.

(d)	The Transferor is the sole legal owner of all of the Shares.

(e)	The Transferor has not pledged, transferred, assigned or otherwise encumbered any of the Shares and that no person or entity has any preemptive right to acquire any of the Shares.

(f)	The Shares represent the total issued and outstanding shares of common stock in the Company.

(g)
The Company is the sole member of the LLC Component Entity, that it owns such membership interest free and clear of any liens or encumbrances and that no person or entity has any preemptive right to acquire any interest in the LLC Component Entity, provided, however, that the Transferor will not be in breach of this representation solely because certain of the loan documents contain prohibitions on transfers of direct or indirect interests in the borrower that cause a change in control of the borrower.

(h)
There are no other shares of capital stock or other equity securities of the Company or the LLC Component Entity authorized, issued, reserved for issuance or outstanding (other than the interests held by the so-called accommodation shareholders), and no outstanding or authorized options, warrants, convertible or exchangeable securities, subscriptions, rights (including any preemptive rights), stock appreciation rights, calls or commitments of any character whatsoever, relating to the capital stock of, or other equity or voting interest in, the Company or the LLC Component Entity, to which the Company or the LLC Component Entity is a party or is bound requiring the issuance, delivery or sale of shares of capital stock of the Company or the LLC Component Entity.

(i)
There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the capital stock of, or other equity (other than the interests held by the so-called accommodation shareholders) or voting interest in, the Company or the LLC Component Entity.

(j)	There are no contracts to which the Company or the LLC Component Entity is a party or by which it is bound to (x) repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity or voting interest in, the Company or the LLC Component Entity, other than with respect to the interests held by the so-called accommodation shareholders as set forth in the documents relating to such accommodation shareholders previously provided by the Transferor to the Transferee (the “Accommodation Shareholder Documents”), or (y) vote or dispose of any shares of capital stock of, or other equity or voting interest in, the Company or the LLC Component Entity.

(k)
There are no proxies and no voting agreements with respect to any shares of capital stock of, or other equity or voting interest in, the Company or the LLC Component Entity, other than as set forth in the Accommodation Shareholder Documents.

(l)	As of the effective date of the Liquidation Agreement, the amount of indebtedness for money borrowed by the Company and the LLC Component Entity is as shown on Exhibit E to the Liquidation Agreement.

(m)	As of the effective date of the Liquidation Agreement, the amount of cash and cash equivalents of the Company and the LLC Component Entity is as shown on Exhibit F to the Liquidation Agreement.

(n)	To the General Partner’s knowledge, the Company has timely filed and paid all federal, state and local tax returns and payments which are due as of the Effective Date.

(o)	The Company is a duly organized, validly existing and in good standing corporation and the LLC Component Entity is a validly existing limited liability company.

(p)
The Transferor has made available to Transferee true and complete copies of the Accommodation Shareholder Documents (including any amendments or modifications thereto) and that such documents are in full force and effect and constitute the entire agreement with each applicable shareholder with respect to the Company.

4.General Representations and Warranties of the Transferee. The Transferee hereby represents and warrants to and agrees with the Transferor as follows:

(a)
The execution, delivery and performance by the Transferee of this Agreement is within the power and authority of the Transferee and has been duly authorized by all necessary action on the part of the Transferee. This Agreement (a) has been duly executed and delivered by the Transferee and (b) is a legal, valid and binding obligation of the Transferee, enforceable against the Transferee in accordance with its terms.

(b)	The Transferee acknowledges that it can bear the economic risk of its investment in the Shares. The Transferee has the capacity to protect its own interest in connection with the Shares. The Transferee has the financial capacity to bear the risk of its investment in Shares.

(c)
The Transferee has had an opportunity to ask questions and receive answers concerning the terms and conditions of the Shares and has had full access to such other information concerning the Company as the Transferee has requested.

(d)
The Transferee acknowledges that the Shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) and that the Shares may not be resold absent such registration or unless an exemption therefrom is available. The Transferee is acquiring the Shares for its own account, for investment purposes only and not with a view toward distribution thereof. The Transferee will not sell or otherwise dispose of any of the Shares except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable securities laws

(e)	The Transferee has carefully reviewed and understands the risks of, and other considerations relating to, an investment in the Shares.
5.Breaches of Representations; Certain Limitations. Transferor and Transferee agree that, from and after the Effective Date, each shall be liable for the direct, but not consequential or punitive, damages resulting from any breach of its representations and warranties expressly set herein; provided, however, that (i) Transferee shall not be entitled to make a claim against Transferor for a breach of representation or warranty by Transferor set forth herein to the extent that the breach was caused by the act or omission of Transferee, the General Partner, Williams Multifamily Acquisition Venture, LLC, Williams Residential Management, LLC, Preferred Apartment Communities, Inc., or any of their respective direct and indirect owners, and its and their respective agents, officers, directors, trustees, advisors, managers, members, agents, owners, employees and counsel (collectively, the “Williams Parties”); (ii) Transferee hereby expressly waives, relinquishes and releases any right or remedy available to it at law, in equity, under this Agreement or otherwise to make a claim against Transferor for damages that Transferee may incur, or to rescind this Agreement and the transactions contemplated hereby, as the result of any of Transferor’s representations or warranties in this Agreement or any document executed by Transferor in connection herewith being untrue, inaccurate or incorrect if any of the Williams Parties knew prior to the Effective Date that such representation or warranty was untrue, inaccurate or incorrect; (iii) Transferor shall not be entitled to make a claim against Transferee for a breach of representation or warranty by Transferee set forth herein to the extent that the breach was caused by the act or omission of Oxford or any of its direct and indirect owners, and their respective agents, officers, directors, trustees, advisors, managers, members, agents, owners, employees and counsel (the “Oxford Parties”); and (iv) Transferor hereby expressly waives, relinquishes and releases any right or remedy available to it at law, in equity, under this Agreement or otherwise to make a claim against Transferee for damages that Transferor may incur, or to rescind this Agreement and the transactions contemplated hereby, as the result of any of Transferee’s representations or warranties in this Agreement or any document executed by Transferee in connection herewith being untrue, inaccurate or incorrect if any of the Oxford Parties knew prior to the Effective Date that such representation or warranty was untrue, inaccurate or incorrect.
6.“As-Is” Purchase. Except for the express representations of Transferor set forth in Section 3 of this Agreement, as qualified by Section 5 (collectively, the “Transferor Representations”), Transferee agrees that the Shares shall be and are transferred, and that Transferee accepts ownership of the Shares, on the Effective Date, strictly on an “AS IS, WHERE IS” AND “WITH ALL FAULTS, LIABILITIES, AND DEFECTS, LATENT OR OTHERWISE, KNOWN OR UNKNOWN” basis, with no right of set-off or reduction in the purchase price except to the extent of any purchase price reduction permitted pursuant to the express provisions of the Liquidation Agreement, and that, except for the Transferor Representations, such transfer shall be without representation or warranty of any kind, express or implied, including any warranty of income potential, operating expenses, conformance of any financial information to generally accepted accounting principles, uses, merchantability or fitness for a particular purpose, and Transferee does hereby disclaim and renounce any such representation or warranty.
7.Entire Agreement.

(a)
This Agreement represents the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersedes all previous discussions and agreements, if any, of the parties hereto with respect to the subject matter hereof. This Agreement shall not be modified without an express written agreement signed by all of the parties hereto.

(b)
The representations and warranties of the Transferor expressly set forth in this Agreement constitute the sole and exclusive representations, warranties and statements of any kind by the Transferor or the Company to the Transferee in connection with the transactions contemplated hereby, and the Transferee understands, acknowledges and agrees that all other representations, warranties, and statements of any kind or nature expressed or implied (including any relating to the future or historical financial condition, results of operations, prospects, assets or liabilities of the Transferor or the Company, or the quality, quantity or condition of the Company’s assets) are specifically disclaimed by the Transferor.

8.Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Signatures transmitted and received electronically via facsimile or otherwise shall be treated for all purposes of this Agreement as original signatures and shall be deemed valid, binding and enforceable by and against all parties hereto.
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IN WITNESS WHEREOF, Transferor, Transferee and General Partner have each executed this Agreement under seal as of the Effective Date.

TRANSFEROR:

WILLIAMS MULTIFAMILY ACQUISITION
FUND, LP

By: Williams Multifamily Acquisition Fund GP, LLC
   Its General Partner

By: Williams Realty Advisors, LLC, Its Manager

By: ______________________
   Name: John A. Williams
   Title: Chief Executive Officer

GENERAL PARTNER:
WILLIAMS MULTIFAMILY ACQUISITION FUND GP, LLC By: Williams Realty Advisors, LLC, its Manager By: ___________________ Name: John A. Williams Title: Chief Executive Officer

TRANSFEREE:

PREFERRED APARTMENT COMMUNITIES OPERATING PARTNERSHIP, L.P.

By: Preferred Apartment Advisors, LLC, its Agent

By: _______________________
Name: Leonard A. Silverstein
Title: President and Chief Operating Officer

[Signature Page to Stock Transfer Agreement (Williams Purchaser – ________)]